KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Dollars In Thousands Except Ratio Amounts)

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                                                                        Six Months Ended      Six Months Ended
                                                                        ----------------      ----------------
                                                                          June 30, 2006         June 30, 2005
                                                                        ----------------      ----------------
                                                                                      (Unaudited)
Earnings:
   Pre-tax income from continuing operations before adjustment for minority interest and equity earnings (including
   amortization of excess cost of equity investments) per
   statement of income...........................................       $        467,065      $        419,395
Add:
   Fixed charges.................................................                184,398               137,868
   Amortization of capitalized interest..........................                    963                   621
   Distributed income of equity investees........................                 43,429                30,089
Less:
   Interest capitalized from continuing operations...............                (13,986)               (2,893)
                                                                        ----------------      ----------------
   Income as adjusted............................................       $        681,869      $        585,080
                                                                        ----------------      ----------------

Fixed charges:
   Interest and debt expense, net per statements of income
   (includes amortization of debt discount, premium, and debt
   issuance costs; excludes capitalized interest)................       $        175,540      $        129,832
Add:
   Portion of rents representative of the interest factor........                  8,858                 8,036
                                                                        ----------------      ----------------
   Fixed charges.................................................       $        184,398      $        137,868
                                                                        ----------------      ----------------

Ratio of earnings to fixed charges...............................                   3.70                  4.24
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